VIA ELECTRONIC MAIL TO: dan.amidon@pdce.com
Daniel W. Amidon, Esq. PDC Energy
1775 Sherman Street, Suite 3000 Denver, CO 80203

RE: Resolution and wind-down of Rockies Region 2006 Limited Partnership and the Rockies Region 2007 Limited Partnership (collectively, the "Partnerships")

Dear Mr. Amidon:

You have requested that Bridgepoint Consulting LLC ("BPC") provide certain financial advisory and managerial services for the Partnerships in relation to analyzing options for wind-down and/or divestiture of the Partnerships' operations and assets.

We appreciate your confidence in BPC, and want to ensure we exceed your expectations with regard to the services we will provide.

SCOPE OF SERVICES
As requested by you and agreed by BPC, BPC will provide Karen Nicolaou ("Nicolaou") to serve as the Responsible Party ("Responsible Party") for each of the Partnerships and will analyze all options available to wind-down the Partnerships, including analyzing all potential restructuring and divestiture options (which include, but are not limited to bankruptcy). As Responsible Party and independent fiduciary for the Partnerships, Nicolaou will serve as the authorized representative for each of the Partnerships with authority to oversee the Partnerships in determining the best course of action to wind-down the Partnerships, including overseeing all actions in connection with a potential bankruptcy filing or an auction sale of the Partnerships' assets. In the role of Responsible Party, Nicolaou will have the authority to perform all services necessary and consistent with her position, including but not limited to:

•	Exploring options for divesting of assets of the Partnerships and entering into and executing definitive documents to effect such sale; and

•	Analyzing the books and records of the Partnerships and resolving issues related to claims against and interests in the Partnerships.

The services provided will encompass all services normally and reasonably associated with this type of engagement consistent with our ethical obligations. PDC Energy, Inc. ("PDC") shall retain all other responsibilities as Managing General Partner of the Partnerships set forth in each
Partnership's Partnership Agreement, including but not limited to, oversight of the Partnerships' oil and gas operations.

In connection with this engagement, Nicolaou may retain counsel and such other experts, advisors and consultants as reasonably necessary and appropriate to assist her in providing the services described here. The choice of such professionals will be in Nicolaou's sole discretion, and the Partnerships agree to pay for any fees or expenses of such professionals, including any fees and expenses approved in a future bankruptcy proceeding.

PDC REPRESENTATIONS
PDC, as Managing General Partner of the Partnerships, hereby represents that it is authorized to retain Nicolaou as Responsible Party pursuant to the following sections of each Partnership's Partnership Agreement:

•	Section 5.01: PDC has broad authority to manage the affairs of the Partnership in a prudent and businesslike fashion;

•
Section 6.02: PDC is authorized to do any action or execute any document or enter into any contract or any agreement of any nature necessary or desirable ... in pursuance of the purposes of the Partnership;

•	Section 6.02(c): PDC is authorized to employ and retain such personnel as it deems desirable for the conduct of the Partnerships' activities, including employees, consultants and attorneys; and

•	Section 6.02(j): PDC is authorized to enter into agreements to hire services of any kind or nature.

The Partnerships and PDC shall provide BPC and the Responsible Party with access to all Partnership books and records, data, and other information in their possession necessary to perform the services contemplated by this agreement, as and when requested by the Responsible Party.

FEES
In consideration for any financial advisory and consulting services, including any services rendered as Responsible Party, and subject to the approval of the United States Bankruptcy Court, if a bankruptcy is filed, the Partnerships will compensate BPC as follows:

1)	Hourly Fees: BPC will invoice the Partnerships monthly for services rendered on an hourly fee basis at standard hourly rates.

Position: Principal	Hour Rate: $425
Director	$350
Manager	$250
Consultants	$150
Administrative Support	$80

Services provided by Nicolaou will be invoiced at above listed "Director" rate. Hourly rates for BPC personnel will not increase during the course of this representation.

2)	Transaction Fee: Upon completion of any sale of the Partnerships' assets and any other transaction that results in cash being distributed to the limited partners of the partnership

(each such occurrence, a "Transaction"), BPC shall be entitled to additional compensation from the proceeds received by such Partnerships from any such Transaction as follows: (i) 3% of the first $1,000,000 in net proceeds received by the Partnerships from any Transaction; and (ii) 2% of any additional net proceeds greater than $1,000,000 received by the Partnerships from any such Transaction.

Expenses: In addition to the above compensation, BPC will be entitled to reimbursement for expenses at the actual amount incurred for items such as travel (including mileage, parking, airfare, lodging, meals, and ground transportation), messenger and delivery services, photocopying, long distance telephone, tele-copying, computer charges and similar items. Out of town travel time will be invoiced at ½ of the normal hourly rate. To the extent an outside is used, BPC will be entitled to reimbursement of its actual costs paid to such outside vendors.

We respectfully request a retainer of $70,000 at the commencement of this engagement. BPC may request that such retainer be replenished as necessary, including but not limited to in the event of a bankruptcy filing.

In the event we are requested or authorized by government regulation, subpoena, or other legal process to produce our documents or our personnel as witnesses with respect to this engagement, you will reimburse us for our professional time and expenses, as well as the fees and expenses of our counsel incurred in responding to such requests.

TERMS
Invoices are payable upon presentment or, if a bankruptcy is pursued, within the terms of any professional procedures order as approved by the bankruptcy court in effect at the time the services are rendered or expenses incurred, to the extent such order applies to the Responsible Party.
The scope of this engagement does not constitute the provision by BPC, its owners, or staff of any legal advice. Moreover, because our engagement is limited in nature and scope, it cannot be relied upon to discover all documents and other information or provide all analyses which may have importance to this matter. Bridgepoint Consulting LLC is not a CPA firm, and this engagement does not include the compilation, review, or audit of financial records or financial statements other than specifically set forth hereinabove

If a court determines that Nicolaou or BPC is not qualified to serve in this matter, such determination will not be deemed a breach of this agreement; and the Client will remain liable for payment of fees and expenses as set forth.

We agree to abide by any court orders provided to us in writing and signed by us regarding confidentiality. We will, at your request, transmit information to you by facsimile, e-mail, or over the Internet. If any confidentiality breaches occur because of data transmission over the Internet, you agree that this will not constitute a breach of any obligation of confidentiality. If you wish to limit such transmission to information that is not highly confidential, or seek more secure means of communication for highly confidential information, you will need to inform us.

We have undertaken an inquiry of our records to determine conflicts with this engagement. We have determined that our prior relationships do not preclude our retention. However, the very nature, diversity, and magnitude of BPC clients and engagements, and its past and present clients and professional relationships, does not allow us to be certain that each and every possible relationship or potential conflict has come to our attention. In the event that additional relationships or potential conflicts come to our attention, we will promptly notify you.

If any portion of this letter is held to be void, or otherwise unenforceable, in whole or part, the remaining portions of this letter shall remain in effect.

APPROVAL
If this letter is agreeable to you, please sign it in the space provided below and return it to us by scanning and emailing to knicolaou@bridgepointconsulting.com.

Again, thank you for giving Bridgepoint Consulting LLC the opportunity to be of service to you. We look forward to working with you.

9.Governing Law: Venue: Arbitration: Attorney's Fees: This agreement shall be construed in accordance with the laws of the State of Texas (except its conflicts of laws principles). The exclusive venue to resolve any dispute related in any way to this agreement or the services provided or to be provided by BPC to Client shall lie in Travis County, Texas. Any dispute related in any way to this agreement shall be resolved by binding arbitration under the Commercial Rules of the American Arbitration Association (except to the extent they conflict with this agreement). The prevailing party in any dispute related in any way to this agreement shall be entitled to recover his, her or its reasonable attorney's fees and reasonable out-of-pocket expenses incurred in the prosecution or defense of claims in such dispute.
10.Miscellaneous: There are no intended third-party beneficiaries of this agreement, the Services, or the engagement. Amounts past due under this agreement shall accrue interest at the rate of 10% per year, or the maximum rate allowed by law, whichever is less. Client shall pay (or if BPC pays, reimburse BPC for) any applicable sales, use or similar tax imposed in connection with any sale of goods or services by BPC to Client. This agreement supersedes any prior agreement, understanding, or representation between BPC and Client, and can only be modified by a written document signed by BPC and Client.

11.Confidentiality: In the course of providing the Services, BPC may obtain trade secrets or confidential information of Client, or information held by Client under an obligation to a third party to keep that information confidential (together, Confidential Information). BPC agrees not to use or disclose Confidential Information except (a) to provide the Services to Client or otherwise to perform this Agreement , in which case BPC will require any third party recipient to commit in writing to be bound by similar terms protecting the confidentiality of such information, or (b) to comply with a subpoena, court order or obligation imposed by law, in which case BPC will use reasonable efforts to give Client notice so that Client can try to protect or limit such use or disclosure. Client will mark all Confidential Information as "CONFIDENTIAL" so that BPC can honor these commitments.

EXHIBIT A
STANDARD TERMS AND CONDITIONS

1.Services: Bridgepoint Consulting LLC ("BPC") will use reasonable efforts to perform the agreed-upon services (the "Services") described in the engagement letter to which these Standard Terms and Conditions are attached as Exhibit A. The Client will provide BPC with all resources (physical and human) reasonably requested by BPC to enable BPC to perform the Services.
2.Fees and Expenses: Unless otherwise specified in the engagement letter, fees will be billed semi-monthly, on the fifteenth and last day of each month. Expenses incurred by BPC on behalf of the Client will be invoiced at the actual amount incurred and will be included with the fee billings. All invoices are due in 15 days except as set forth in the engagement letter.
3.Termination: Unless otherwise specified in the engagement letter, this engagement can be terminated upon two weeks written notice by either party. Either party shall have the right to terminate this engagement immediately if the other party materially breaches this agreement. The terms of this Exhibit A shall survive any termination or expiration of this agreement or the engagement.
4.Independent Contractor: BPC is an independent contractor, and will indemnify the Client and hold it harmless to the extent of any obligation imposed by law on the Client to pay any withholding taxes, social security, unemployment or disability insurance, or similar items in connection with any payments made by the Client for the Services.
5.Limitation of Liability: Even if the remedies provided for in this agreement fail of their essential purpose and even if BPC has been advised of the possibility of the following damages, in no event shall BPC (or its principals, affiliates, employees, contractors , or agents) be liable to Client or to any other person or entity, under any equitable, common law, contractual, statutory, or other theory, for (i) any incidental, special, consequential, indirect, or punitive damages, (ii) any damages measured by lost profits, opportunities or goodwill, or (iii) any damages in excess of the fees paid by Client to BPC during the 6 month period immediately preceding BPC's actual receipt of Client's first express, written assertion of such claim.
6.Indemnification: Each party will indemnify the other party and hold it harmless from all claims made against such other party in connection with BPC's performance of the Services to the fullest extent permitted under applicable law, except to the extent such claims arise as a result of the other party's gross negligence or willful misconduct.
7.Non-Solicitation: Unless otherwise set forth in the engagement letter, during the term of this engagement and for 12 months thereafter , Client and any of its affiliated companies ("Group") agrees not to solicit BPC's Affiliates or employees without BPC's prior written consent, and BPC agrees not to solicit Client's employees without Client's prior written consent. If an employee (or in the case of BPC, an Affiliate) of one party (the "First Employer") becomes employed or contracted by the other party (the "Second Employer"), and 365 days have not elapsed since such employee (or Affiliate) was last employed by or provided services as a contractor to the First Employer, then the Second Employer shall be conclusively deemed to have breached its obligations under this section. As liquidated damages for such a breach, the Second Employer shall pay the First Employer an amount equal to forty percent (40%) of the total cash compensation reasonably anticipated to be paid by the Second Employer to such employee or contractor during the first year of such employment or contract relationship with the Second Employer. For purposes of this calculation, the parties agree that such payment shall be due within 30 days after such employment or contract relationship commences, and to conclusively assume that all base salary, discretionary bonuses (in the targeted amount), contract payments (based on reasonable estimates of hours worked or jobs performed), commissions (based on reasonable performance), and other amounts are earned and paid for one entire year, without regard to whether any component of such compensation is discretionary or whether such employment or contract relationship is at will or for a definite term less than one year.
8.Trademark License: BPC shall have the right , during the term of this agreement and thereafter, to disclose Client's relationship as a Client or former Client of BPC and to use Client's trade names, trademarks, service marks and logos (collectively , "Client's Marks") for that purpose in any medium. BPC shall use Client's Marks in accordance with any commercially reasonable written trademark usage policies provided by Client to BPC from time to time. Nothing herein shall affect Client's ownership of Client's Marks.